PURCHASE AND ASSUMPTION AGREEMENT


         THIS PURCHASE AND ASSUMPTION AGREEMENT is entered into this 18th day of December 1995, between EAGLE FEDERAL SAVINGS BANK, a federally chartered capital stock savings bank having its principal office in Bristol, Connecticut ("Eagle"), and UNION SAVINGS BANK OF DANBURY, a Connecticut chartered mutual savings bank having its principal office in Danbury, Connecticut ("Union"). Eagle and Union are hereinafter sometimes collectively referred to as the "Constituent Entities."

         WHEREAS, Eagle wishes to sell the deposits, certain deposit related loans and the seven branch banking offices operated by it in the Danbury market area, as listed on Exhibit A hereto (the "Danbury Offices");

         WHEREAS, Union wishes to purchase the deposits, certain deposit related loans and the Danbury Offices;

         NOW, THEREFORE, in consideration of the foregoing, of the mutual agreements, covenants, representations, warranties and conditions contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Constituent Entities agree as follows:


                                    ARTICLE I
            TRANSFER OF ASSETS AND ASSUMPTION OF DEPOSIT LIABILITIES

         1.01 Effective Date. Except as otherwise provided herein, the closing date (hereinafter referred to as the "Effective Date") shall be: (i) the last business day of the first full week following the date on which all regulatory approvals for this transaction have been obtained and all regulatory waiting periods have expired, so that this transaction may be legally consummated in accordance with the terms of this Agreement, but not earlier than January 19, 1996; or (ii) such later date as may be mutually agreed to by the Constituent Entities; provided, however, that Eagle may extend the Effective Date so that it will occur not later than five business days after the consummation of Eagle's acquisition of five branch banking offices in the Hartford market area in the Fleet/Shawmut Divestiture (as defined), with such extension not to be to a date later than March 31, 1996.

         1.02  Purchase of Assets.

         (a) Eagle agrees that, subject to the terms and conditions of this Agreement, it will validly sell, assign, transfer, convey and deliver to Union, as of the close of business on the Effective Date:

                  (i) all of its rights, title and interest in all real property pertaining to the two owned Danbury Offices; and

                  (ii) all of its rights, title and interest, as lessee, under the real estate leases pertaining to the five leased Danbury Offices, together with all of Eagle's leasehold improvements thereon (none of which is owned by the landlord), which leases are listed in Exhibit B hereto, copies of which have previously been provided to Union; and

                  (iii) all of its rights, title and interest in and to all of the furniture, fixtures and equipment used in the operation of the Danbury Offices as listed on Exhibit C (excluding the automated teller machines and data processing equipment at in all seven Danbury Offices and the furniture on the second floor of the Danbury Main Office).

         (b) Union agrees that on the Effective Date, subject to the terms and conditions of this Agreement, to pay to Eagle for the real property, leasehold improvements, furniture, fixtures and equipment (i) an aggregate amount of fair market value as mutually agreed upon or (ii) absent agreement as to such amount, an aggregate amount as determined by a jointly selected independent appraisal firm, but not less than the net book value thereof on Eagle's books at September 30, 1995, which was as follows: real property $582,000, leasehold improvements $15,000, and furniture, fixtures and equipment $177,000. If such independent appraisal firm has not been jointly selected within 15 days of the date hereof, Eagle and Union shall each select a separate independent appraisal firm, and such separate firms shall then promptly select a third independent appraisal firm to make the appraisal provided for in this paragraph (b).

         1.03  Assumption of Deposit Liabilities.

         (a) Union agrees, subject to the terms and conditions of this Agreement, to assume and to pay, perform and discharge all deposit liabilities of Eagle, including accrued interest, attributed on the records of Eagle to the Danbury Offices at the close of business on the Effective Date.

         (b) Union further agrees, subject to the terms and conditions of this Agreement, to pay to Eagle, on the Effective Date, a premium equal to nine percent of the daily average of all deposit liabilities, including accrued interest, attributed on the records of Eagle to the Danbury Offices for the period commencing at the close of business on November 30, 1995 and ending at the close of business on the Effective Date.

         (c) The amounts paid under Sections 1.03 (a) and (b) on the Effective Date shall be based on Eagle's estimates of the amounts of the deposit liabilities and accrued interest, with an adjustment to be made based on the actual amounts within ten business days of the Effective Date.

         1.04  Purchase of Loans.

         (a) In addition to the purchase of assets and assumption of deposit liabilities described above, Union shall purchase on the Effective Date certain deposit related loans attributed on the records of Eagle to the Danbury Offices. These loans shall consist of: (i) loans secured by deposit accounts, including but not limited to, savings accounts and certificates, at the Danbury Offices,
(ii) loans created as a result of an overdraft on a check or similar instrument on an account at the Danbury Offices, and (iii) loans created by writing a check or similar instrument on an account at the Danbury Offices, utilizing an established line of credit. A list of such loans will be provided to Union. Each loan referred to in clause (i) shall be fully secured by a deposit account or accounts pursuant to a valid written agreement with the borrower. Each line of credit loan referred to in clause (iii) shall be pursuant to a valid written agreement with the borrower. Eagle represents that copies of all forms of written agreements used for such line of credit loans have been provided to Union. The respective aggregate amounts of such loans were as follows:
$1,073,000 at December 4, 1995 as to loans referred to in clause (i), $7,269 at December 7, 1995 as to loans referred to in clause (ii), and $440,000 at December 7, 1995 as to the 374 loans referred to in clause (iii), with $398,000 in available but unused credit lines. Eagle's policy is not to permit overdrafts in excess of $50 per account. In the case of three line of credit loans with credit limits of

$50,000 or more, Union's obligation to purchase such loans shall be subject to satisfactory completion of due diligence by Union, which Union will promptly perform.

         (b) All loans (and any notes, other evidences of indebtedness or security instruments associated therewith) transferred to Union on the Effective Date pursuant to Section 1.04(a) shall be transferred without recourse and without any warranties or representations as to the collectability of any such loans or the creditworthiness of any such obligors, except for overdraft loans referred to in clause (ii) of Section 104(a) and line of credit loans referred to in clause (iii) of Section 1.04(a) which are more than 30 days contractually delinquent at the close of business on the Effective Date. Eagle shall indemnify Union against any loss incurred as to the outstanding amounts on the Effective Date of any such overdraft loans and of any such delinquent line of credit loans, unless within 90 days of the Effective Date such outstanding amounts of overdraft loans have been paid and such outstanding amounts of line of credit loans have been brought current. Union agrees to use its best reasonable efforts promptly to collect such outstanding amounts.

         (c) The purchase price for each loan purchased pursuant to Section 1.04(a) shall be equal to the unpaid principal balance plus accrued and unpaid interest as of the close of business on the Effective Date.

         (d) The amount paid or offset under Section 1.04(c) on the Effective Date shall be based on Eagle's estimates of the amount of all loans to be purchased under Section 1.04(a), with an adjustment to be made based on the actual amount within ten business days of the Effective Date.

         1.05 Obligations of Eagle on the Effective Date. On the Effective Date, Eagle will:

         (a) deliver to Union such of the assets purchased as shall be capable of physical delivery;

         (b) execute, acknowledge (if appropriate) and deliver to Union a bill of sale as set forth in Exhibit D hereto and all customary deeds (special
warranty),  endorsements,   assignments  or  other  instruments  of  conveyance,
assignment and transfer as shall be reasonably necessary or advisable to consummate the sale and transfer to Union of the purchased assets; such lease assignments to be in substantially the form of Exhibit E hereto; and such other documents to be in forms reasonably satisfactory to Union.

         (c) make available to Union immediately available funds as soon as possible on the Effective Date equal to the deposits plus accrued interest assumed by Union under Section 1.03(a) LESS the sum of: (i) the purchase price for the loans to be assumed pursuant to Section 1.04(a), (ii) the payment for the assets set forth in Section 1.02(b), (iii) the deposit premium determined pursuant to Section 1.03(b) and (iv) cash at the Danbury Offices at the close of business on the Effective Date; provided, that if such funds are not made available on the Effective Date in time to permit same day investment by Union at the Federal Home Loan Bank of Boston, unless the delay is caused by Union, interest at the Federal Home Loan Bank at Boston roll over rate shall be paid by Eagle to Union until the next business day after the Effective Date or, at Eagle's option, the Effective Date may be delayed until such next business day.

         (d) assign and deliver to Union all collateral security of any nature whatsoever held by Eagle as collateral security for all loans being purchased by Union;
                                      -3-

         (e) assign, transfer and deliver to Union such of the following records and documents pertaining to the deposit liabilities to be assumed by Union and loans to be purchased by Union and any other records or documents reasonably requested by Union as exist and are in Eagle's possession, and as are necessary to enable Union to service such deposit accounts and loans on a continuing basis:

                  (i) Originals (or copies where appropriate) of signature cards, retirement account files, orders and contracts between Eagle and customers of accounts to be transferred hereunder, taxpayer identification number certifications and historical records and documents relating thereto;

                  (ii)     The form of rules  and  regulations  and  disclosures
                           applicable   to  the   accounts  to  be   transferred
                           hereunder;

                  (iii)    Loan   files  and  other   historical   records   and
                           documents,   including   original  notes  or  similar
                           instruments; and

                  (iv)     Data as to escheat law compliance.

         Union agrees that it will preserve and safely keep, for as long as may be required by applicable law, all of the signature cards, orders, contracts, forms, taxpayer identification number certifications, and records hereinabove referred to for the joint benefit of itself and Eagle, and that it will permit Eagle and its representatives, subject to applicable law, to inspect, and make extracts from or copies of, any such signature cards, orders, files, contracts, forms, taxpayer identification number certifications or records, at any reasonable time, as shall be reasonably necessary to Eagle for purposes of its records. Eagle agrees that it will preserve and safely keep, for as long as may be required by applicable law, all of the files, books of accounts and records as exist and are in Eagle's possession pertaining to the past history of the accounts transferred hereunder, including deposit slips, canceled checks or withdrawal orders, for the joint benefit of itself and Union, and that it will permit Union and its representatives, subject to applicable law, to inspect, and make extracts from or copies of, any such files, books of accounts or records, at any reasonable time, as shall be reasonably necessary to Union for purposes of its records.

         1.06  Safe Deposit Boxes and Safekeeping Items.

         (a) Eagle agrees on the Effective Date to transfer and deliver to Union all safe deposit boxes at the three Danbury Offices (i.e., the Brookfield, Mill Plain and Newtown Offices) maintaining safe deposit boxes for customers, together with all contracts, records, master keys and, as to unrented boxes, customer keys relating thereto.

         (b) Union agrees to assume, honor, and discharge, after the Effective Date, the duties and obligations of Eagle with respect to such safe deposit boxes, and shall be entitled to any right or benefit arising henceforth from such safe deposit business after the Effective Date.

         (c) There are no safekeeping activities conducted by Eagle at the Danbury Offices other than its safe deposit business.

         (d) Net prepaid safe deposit rental income shall be allocated pro rata between the Constituent Entities as of the Effective Date, with such amount to be paid by Eagle to Union within ten business days of the Effective Date.

         1.07 Assumption Agreement. To evidence the assumption by Union of the liabilities and obligations of Eagle assumed pursuant to this Agreement, Union will execute, acknowledge, and deliver to Eagle, on the Effective Date, an assumption agreement in substantially the form attached hereto as Exhibit F.

         1.08  Certain Transitional Matters.  Following the Effective Date:

         (a) Union agrees to honor in accordance with law, up to the collected amount on deposit (and any other funds available by reason of any agreement between the depositor and Eagle), all properly drawn and presented checks, drafts, electronic debits and credits and withdrawal orders presented to Union by mail, over its counters, through the check clearing system, and Automated Clearing House of the banking industry, by depositors of the accounts assumed, whether drawn on the checks, withdrawal or draft forms provided by Eagle, or by Union, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Eagle with respect to the balances due and owing to the depositors whose accounts are assumed by Union. Union's obligation under this Section 1.08(a) to honor checks, withdrawals, draft forms and electronic debits and credits provided by Eagle and carrying its imprint shall expire at the close of business on the 90th business day after the Conversion Date (as defined below) or a date mutually agreeable to both Constituent Entities.

         (b) Within five business days before the Effective Date, Union shall, at its own cost and expense, have the right to provide notice regarding the pending assumption to each depositor of an account to be assumed, which notice shall be reasonably acceptable to Eagle as to form and content. On or as soon as practicable after the Effective Date, Union shall begin processing checks drawn on the assumed accounts on the forms of Union. The date on which Union begins processing checks on its forms is called the "Conversion Date." Prior to the Conversion Date, depositors whose deposit accounts have been assumed by Union may continue to draw checks on the assumed accounts using the forms of Eagle, provided that after the Effective Date, the cost of processing checks drawn on the assumed accounts and the payment of such checks shall be the responsibility of Union.

         If after the Conversion Date, any such depositors continue to use checks on forms of Eagle, or otherwise demand payment from Eagle for all or any part of any such assumed deposit liabilities, Eagle shall not be responsible or liable for making such payment. Instead, at any time up to and including the 90th business day after the Conversion Date, or a date mutually agreeable to both parties, Eagle shall assume custody of the check or other item presented for payment, including electronic items, on an account which has been transferred with the Danbury Offices, batch such items in a manner that is mutually agreed upon by both parties, and make them available to Union in such manner and at such time and place as shall be mutually agreed upon by both parties, in order to allow Union sufficient time to process such items in accordance with applicable statutes, regulations, and clearing house agreements to which Union is subject.

         In order to reduce the continuing charges to Eagle through the check clearing system of the banking industry which will result from check forms of Eagle being used after the Conversion Date by the depositors whose accounts are assumed, Union agrees, at its cost and expense, and without cost to depositors, prior to the Conversion Date but not earlier than five business days prior to the Effective Date (and only with the express written consent of Eagle if prior to the Effective Date, which consent shall not be unreasonably withheld), to furnish each depositor of an assumed account with not less than 50 checks on the forms of Union, with instructions to utilize Union's checks and to destroy unused checks of Eagle after the Conversion Date or a date mutually agreeable to both parties. Eagle hereby agrees that after the 90th business day after the Conversion Date or a date mutually agreeable to both parties, it shall, with respect to any check or other item presented to it for payment on an account which has been transferred with the Danbury Offices, at its sole option, either: (i) return such check or other item with reference to the maker thereof; or (ii) assume custody thereof, batch the same in a manner that is mutually agreed upon by Union and Eagle, and make it available to Union in such manner and at such time and place as shall be mutually agreed upon by Eagle and Union, in order to allow Union sufficient time to process such items in accordance with applicable statutes, regulations, and clearing house agreements to which Union is subject.

         (c) Union agrees, no later than the start of the second business day after demand by Eagle, to pay Eagle an amount equivalent to the amount of any uncollected item included in a depositor's balance on the Effective Date which is returned after the Effective Date as not collected. Union shall be required to make such payment for an item only up to the amount on deposit with Union at the time Eagle makes the demand aforesaid and for any item paid before the expiration of a hold properly placed on the depositor's account by Eagle prior to the close of business on the Effective Date.

         (d) If the balance due on any loan purchased pursuant to Section 1.04(a) has been reduced by Eagle as a result of a payment by check received prior to the Effective Date, which item is returned after the Effective Date as uncollected, the asset value represented by the loan transferred shall be correspondingly increased and an amount in cash equal to such increase shall be paid by Union to Eagle after the Effective Date upon demand.

         1.09  Indemnification.

         (a) Eagle shall indemnify, hold harmless and defend Union from and against all losses and liabilities, including reasonable legal fees and expenses, arising out of any actions, suits or proceedings commenced on or prior to the Effective Date (other than proceedings to prevent or limit the consummation of this Agreement) relating to actions or omissions involving operations at the Danbury Offices or to the assets transferred or the liabilities assumed pursuant to this Agreement, and Eagle shall indemnify, hold harmless and defend Union from and against all losses and liabilities (including reasonable legal fees) arising out of any actions, suits or proceedings commenced after the Effective Date but which relate to actions or omissions on or prior to the Effective Date involving operations at the Danbury Offices or the assets transferred or the liabilities assumed pursuant to this Agreement. Eagle agrees further to indemnify, hold harmless (and where applicable defend) Union against all claims, losses, liabilities (including reasonable legal fees and expenses) and obligations resulting from any material breach of any agreement or warranty made by Eagle in this Agreement or in any document delivered to Union hereunder or resulting from the material inaccuracy of any representation made in this Agreement or in any document delivered by Eagle to Union hereunder. Union will give Eagle written notice of a threatened or pending injury within 30 days of become aware of such pending or threatened injury (except in the case where Union's first notice is its receipt of the complaint in which case such time for giving notice shall be 15 days of its learning of such threatened or pending injury), together with a general statement of facts known to it regarding such threatened or pending injury. Eagle will then have 45 days from the date it received such notice to investigate the threatened or pending claim and determine whether it will elect to assume the defense of the matter involving such threatened or pending injury. If it does so elect, Eagle will be given Union's full cooperation and assistance in maintaining such defense. Unless such settlement contains a full release of Union, Eagle shall not settle a claim without the prior written consent of Union, which consent shall not be unreasonably withheld. Eagle shall not be liable for any amounts in settlement of a claim or action as described above if such settlement is effected without Eagle's prior written consent, which consent shall not be unreasonably withheld. It is understood that the obligations of Eagle under this paragraph shall survive the Effective Date.

         (b) Union shall indemnify, hold harmless and defend Eagle from and against all claims, losses, liabilities and obligations (including reasonable legal fees and expenses), which Eagle may incur relating to actions or omissions after the Effective Date involving operations at the Danbury Offices or the assets transferred or the liabilities assumed pursuant to this Agreement. Union agrees further to defend, indemnify, hold harmless (and where applicable defend) Eagle against all claims, losses, liabilities (including reasonable legal fees and expenses) and obligations resulting from any material breach of any agreement or warranty made by Union in this Agreement or in any document delivered to Eagle hereunder or resulting from the material inaccuracy of any representation made in this Agreement or in any document delivered by Union to Eagle hereunder. Eagle will give Union written notice of a threatened or pending injury within 30 days of becoming aware of such pending or threatened injury (except in the case where Eagle's first notice is its receipt of a complaint, in which such time for giving notice shall be 15 days) of its learning of such threatened or pending injury, together with a general statement of facts known to it regarding such threatened or pending injury. Union will then have 45 days from the date it receives such notice to investigate the threatened or pending injury to determine whether it will elect to assume the defense of the matter involving such threatened or pending injury. If it does so elect, Union will be given Eagle's full cooperation and assistance in maintaining such defense. Unless such settlement contains a full release of Eagle, Union shall not settle a claim without the prior written consent of Eagle, which consent shall not be unreasonably withheld. Union shall not be liable for any amounts in settlement of a claim or action as described above if such settlement is effected without Union's prior written consent, which consent shall not be unreasonably withheld. It is understood that the obligations of Union under this paragraph shall survive the Effective Date.

         1.10 Prorata Adjustment of Certain Expenses Relating to the Danbury Offices. All rents, real estate taxes, FDIC insurance premiums (with an adjustment for related rebates or credits, if any, applicable to such period), utility payments, service contracts, common area expenses and similar expenses relating to the Danbury Offices shall be prorated between the Constituent Entities as of the Effective Date. Eagle has service contracts as to building cleaning, furniture, fixtures and equipment maintenance, and armored car/courier services. Copies of such contracts have been provided to Union. To the extent requested by Union, Eagle will give notice to terminate such service contracts as of the Effective Date or as soon thereafter as permitted by such contracts. To the extent such contracts continue after the Effective Date, Union shall be responsible for payments thereunder after the Effective Date.


                                   ARTICLE II
                     REPRESENTATIONS AND WARRANTIES OF EAGLE

         Eagle hereby represents and warrants to Union as follows:

         2.01 Corporate Organization and Powers. Eagle is a federally chartered capital stock savings bank duly organized, validly existing and in good standing under the laws of the United States of America and the rules and regulations of the Office of Thrift Supervision ("OTS"). Eagle has the corporate power and authority to own its properties, to effect the transactions contemplated hereby and carry on its business as presently conducted. Eagle is a Savings Association Insurance Fund ("SAIF") member institution.

         2.02  Leases; Title to Property; Encumbrances.

         (a) Eagle has good and marketable title (subject only to customary title exceptions, which do not materially and adversely affect the marketability thereof), or lease, to the real property, leasehold improvements, furnishings, equipment and other assets to be transferred to Union pursuant to this Agreement, and in each case subject to no mortgage, pledge, lien, security interest, conditional sale agreement or encumbrance, which would interfere with or otherwise prevent Union from having quiet enjoyment of the real estate, ownership possession and quiet enjoyment of the other assets or ownership of the deposit or the safe deposit business to be transferred in accordance with this Agreement. In the case of the Mill Plain Office, Eagle's ownership is through an industrial condominium.

         (b) Eagle has delivered to Union complete and correct copies of the leases on the five leased Danbury Offices. These leases are listed in Exhibit B attached hereto. All payments required to be made by Eagle under such leases are current. All such leases are valid and there does not exist with respect to Eagle's obligations thereunder, or to the knowledge of Eagle (not having made any specific investigation for this purpose), with respect to the obligation of any lessor thereunder, any material default or event or condition which, after notice or lapse of time or both, would constitute a material default thereunder and, to the knowledge of Eagle (not having made any specific investigation for this purpose), there is no condemnation proceeding pending or threatened which would preclude or impair the use of the Danbury Offices as presently being used in the conduct of the business of Eagle.

         (c) The real property, real estate leasehold improvements, banking equipment, fixtures, and furniture being sold are all of the physical assets owned by Eagle and used by it to conduct the business of the Danbury Offices as of the date hereof; the banking equipment comprising part of the assets being sold is in operating condition and repair, giving consideration to its age and use and subject to ordinary wear and tear. Union, however, acknowledges and agrees that all such property is being sold "as is" and without any warranties, express or implied, other than those specified in this Agreement or in any document delivered pursuant hereto.

         (d) The Danbury Offices comply in all material respects with all applicable zoning, building, fire and similar regulations relating to the Danbury Offices.

         2.03 No Violation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate or conflict with: (i) the charter or bylaws of Eagle; (ii) any provision of any agreement or any other restriction of any kind to which Eagle is a party or by which Eagle is bound under any material agreement; or (iii) any statute, law, decree, regulation or order of any governmental authority known to Eagle, once the governmental consents referred to in this Agreement are obtained; or will result in a default under, or cause the acceleration of the maturity of, any obligation or loan to which Eagle is a party.

         2.04 Corporate Authority. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by the Board of Directors of Eagle. No further corporate authorization on the part of Eagle is necessary to consummate these transactions.

         2.05 Disclosure. No representation or warranty of Eagle contained in this Agreement, nor any schedule, exhibit or other document furnished or to be furnished by

Eagle, contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary in order to make the statements contained therein not misleading.

         2.06 Non-Solicitation of Business. Eagle will not, for one year subsequent to the Effective Date, directly compete for the banking business of customers whose deposit accounts have been transferred hereunder. It is the intention of the parties that Eagle shall not directly solicit customers whose deposits are being transferred, but Union recognizes and agrees that Eagle cannot control mass mailing, distribution of statement "stuffers" of a general nature or other advertising materials to persons who also hold deposits at other branches of Eagle or newspaper, radio and television advertisements of a general nature, and that Eagle cannot control the solicitation of such customers who enter other premises of Eagle or make telephone inquiries of Eagle. Nothing in this paragraph shall preclude Eagle from servicing customers of the Danbury Offices who have a borrowing relationship with Eagle or from engaging in loan origination activities not specifically targeted at customers of the Danbury Offices.

         2.07 Restriction on New Danbury Offices. Eagle shall not open a new branch banking or loan production office within the Danbury market area for a period of one year following the Effective Date. This restriction shall not preclude Eagle from acquiring or being acquired by another financial institution which may have banking or loan production offices within such market area.

         2.08 No Litigation. There is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before any court, public board or body pending, or to the knowledge of Eagle threatened, against Eagle, wherein an unfavorable decision, ruling or finding would materially and adversely affect the transactions contemplated by this Agreement (including the value of the assets being acquired and deposit liabilities being assumed hereunder) or adversely affect the validity or enforceability of this Agreement or any document necessary to consummate the transactions contemplated herein or any approval, consent or permission required to be obtained by Eagle hereunder.

         2.09 Taxes. All real estate and income taxes owed by Eagle relating to the Danbury Offices (including the assets being acquired and the deposit liabilities being assumed) are current, and all tax payments due have been paid by Eagle.

         2.10 Environmental Matters. Except as set forth in Exhibit G hereto, no condition exists at any of the Danbury Offices with respect to the storage or release into the earth or its atmosphere of effluent, waste or other Hazardous Material (as defined below), solid, liquid or gaseous, nor has any such material been disposed of or released at any of the Danbury Offices in a manner which could reasonably be expected in the future to cause either Eagle or Union to be liable for investigation, remediation, damages, fines or penalties or to incur any expenses (including, but not limited to, legal and environmental engineering and consulting fees) in connection therewith. The term "Hazardous Material" shall mean oil, petroleum, or any hazardous waste or hazardous substance regulated by any state, federal, or local environmental laws, regulations, or ordinances of any nature whatsoever (the "Environmental Laws"). Eagle has not received any notice, nor is any such notice known to Eagle to be pending, from any governmental, public or private body claiming any violation or potential violation of any of the Environmental Laws. To Eagle's knowledge, each of the Danbury Offices is free of asbestos, PCBs, methylene chloride, trichloroethylene, 1,2 trans-dichloroethylene, dioxins, dibenzofurans, and any "extremely hazardous substance" within the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended (the "Emergency Act"). There are no environmental permits relating to the business of any of the Danbury Offices. There are no underground improvements, including but not limited to any treatment or storage tank or water, gas or oil well or aboveground storage tank, known to Eagle to be located at any of the Danbury Offices. None of the Danbury Offices constitutes an "establishment" under the provisions of the Connecticut Transfer Act, Connecticut General Statutes Sections 22a-134 through 22a-134e, as amended by Public Act 95-183 (the "Transfer Act"). To Eagle's knowledge, no condition exists at any of the Danbury Offices which would require investigation, remediation, or post-remediation monitoring under any of the Environmental Laws, including, but not limited to, the Connecticut Department of Environmental Protection's Proposed Remediation Standard Regulations dated October 3, 1995 and all amendments thereto and substitutions therefor.

         2.11 Administration of Deposits, Safe Deposit Boxes and Loans. Eagle has administered the deposits, safe deposit boxes and loans at the Danbury Offices to be transferred to Union in all material respects in accordance with the customer agreements or loan forms relating thereto, copies of which have been provided to Union. Eagle has conducted business at the Danbury Offices related to such deposits, safe deposits and loans in material compliance with all applicable law.

         2.12 Limitation of Warranties. Except as may be expressly represented or warranted by Eagle in this Agreement, or in any document delivered pursuant hereto, Eagle makes no representations or warranties whatsoever with regard to any assets being transferred to Union, or as to any liability or obligation being assumed by Union.

         2.13 Employees. Eagle has paid all employment related taxes for the employees at the Danbury Offices and has funded all benefit plans related to such employees, except for taxes or funding not yet due; such taxes or funding which are not yet due will be paid on a timely basis by Eagle through the Effective Date.


                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF UNION

         Union hereby represents and warrants to Eagle the following:

         3.01 Corporate Organization. Union is a state chartered mutual savings institution duly organized, validly existing and in good standing under the laws of the State of Connecticut. Union has the corporate power and authority to own or lease its properties, to effect the transactions contemplated hereby and to carry on its business as presently being conducted. Union is a Bank Insurance Fund ("BIF") member institution.

         3.02 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or conflict with: (i) the charter or the bylaws of Union; (ii) any provision of any agreement or any other restriction of any kind to which Union is a party to or by which Union is bound; or (iii) any statute, law, decree, regulation or order of any governmental authority known to Union, once the governmental consents referred to in this Agreement are obtained, or will result in a default under, or cause the acceleration of the maturity of, any obligation or loan to which Union is a party.

         3.03 Corporate Authority. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Trustees of Union. No further corporate authorization on the part of Union is necessary to consummate these transactions.

         3.04 No Litigation. There is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before any court, public board or body pending, or to the knowledge of Union threatened, against Union, wherein an unfavorable decision, ruling or finding would materially and adversely affect the transactions contemplated by this Agreement or adversely affect the validity or enforceability of this Agreement or any document necessary to consummate the transactions contemplated herein or any approval, consent or permission required to be obtained by Union hereunder.

         3.05 Disclosure. Neither this Agreement nor any schedule, exhibit, certificate or other document furnished or to be furnished by Union on the Effective Date contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary in order to make the statements contained therein not misleading.

         3.06 Limitation of Warranties. Except as may be expressly represented or warranted by Union in this Agreement, or in any document delivered pursuant hereto, Union makes no representations or warranties whatsoever with regard to the transactions provided for in this Agreement.


                                   ARTICLE IV
                 CONDUCT OF BUSINESS PENDING THE EFFECTIVE DATE

         4.01 Conduct of Business by Eagle. Pending the Effective Date, and except as otherwise consented to by Union, which consent shall not be unreasonably withheld:

         (a) Eagle will carry on the business of the Danbury Offices substantially in the same manner as on the date hereof, and Eagle will not, with regard to the Danbury Offices, engage in activities or transactions which would be outside of the ordinary course of the business of the Danbury Offices as conducted as of the date hereof, except for activities or transactions contemplated by this Agreement; and

         (b) Eagle will use its best reasonable efforts to preserve its business operations as conducted at the Danbury Offices and will not engage in marketing or other activities which would have the effect of materially and adversely altering the nature, terms and amount of the deposits (including the overall mix of maturities, deposit sizes and rates of deposits) and assets of the Danbury Offices. Eagle further agrees to use its best reasonable efforts to preserve for Union the goodwill of Eagle's customers and others having relations with the business normally conducted at the Danbury Offices, and to cooperate with and assist Union in assuring the orderly transition of such business from Eagle to Union. Nothing in this paragraph shall be construed as requiring Eagle to engage in any activities or efforts outside of the ordinary course of business as presently conducted.

         (c) Eagle shall not hire new employees at the Danbury Offices, except with the prior approval of Union which shall not be unreasonably withheld as to filling essential vacancies that occur between the date hereof and the Effective Date.

         (d) On or prior to January 31, 1996, Eagle will send Form 1099s to all deposit customers for 1995.

         4.02. Form 1099s for 1996. Prior to the Effective Date, Eagle and Union will mutually agree on procedures to be followed so as to assure that deposit customers at the Danbury Offices will receive on a timely basis Form 1099s for the period January 1, 1996 through the Effective Date.

                                    ARTICLE V
                OBLIGATIONS OF THE CONSTITUENT ENTITIES PRIOR TO
                            AND AFTER EFFECTIVE DATE

         5.01 Full Access. Eagle shall afford to the officers and authorized representatives of Union access to properties, books and records pertaining to the Danbury Offices in order that Union may have full opportunity to make such reasonable investigations at such reasonable times as it shall desire, of the affairs of Eagle relating to the Danbury Offices, and the officers of Eagle will furnish Union with such additional financial and operating data and other information as to its business and properties at the Danbury Offices as Union shall from time to time reasonably request and as shall be available, including, without limitation, information required for inclusion in all governmental applications necessary to effect this transaction. If Eagle incurs any reasonable expenses in providing such additional information, the expenses will be reimbursed by Union. Eagle shall notify Union in advance of such expenses or estimates thereof. Nothing in this Section 5.01 shall be deemed to require Eagle to breach any obligation of confidentiality.

         5.02 Regulatory Requirements Applicable to Eagle. Eagle shall prepare and file, with the assistance of Union, as soon as practicable, but in no event later than 10 business days following the date of this Agreement, all applications and/or notice filings required to be submitted by Eagle to the OTS and any other appropriate regulatory authority in connection with the transfer of the Danbury Offices to Union. Eagle agrees to use its best reasonable efforts to obtain all regulatory approvals required for such transfer in a diligent manner and on a priority basis. Eagle agrees to publish, on a timely basis, all public notices related to such regulatory applications or filings by Eagle.

         5.03 Regulatory Requirements Applicable to Union. Union shall prepare and file, with the assistance of Eagle, as soon as practicable, but in no event later than 20 days following the date of this Agreement, all applications and/or notices filings required to be submitted by Union to the Commissioner of Banking of the State of Connecticut (the "Commissioner"), the Federal Deposit Insurance Corporation ("FDIC") and any other appropriate regulatory authority in connection with the purchase of the Danbury Offices and assumption of deposit liabilities as provided in this Agreement. Union agrees to use its best reasonable efforts to obtain all regulatory approvals required for such transactions in a diligent manner and on a priority basis. Union agrees to publish, on a timely basis, all public notices related to such regulatory applications or filings by Union.

         5.04 No Solicitations. Prior to the close of business on the Effective Date, Union agrees not to solicit customers of the Danbury Offices through advertising specifically referencing or targeted at such customers nor transact its business in a way which would specifically induce such customers to close deposit accounts at the Danbury Offices and open accounts directly with Union or otherwise result in the transfer of all or a portion of existing deposits from the Danbury Offices to Union. Prior to the close of business on the Effective Date, Union also agrees not to solicit for employment or service any of the employees of the Danbury Offices. These limitations shall not preclude Union prior to the Effective Date, upon reasonable notice to, and in cooperation with Eagle, as to actions involving Eagle's employees or customers, (i) from meeting with employees of the Danbury Offices in connection with their employment by Union after the Effective Date, (ii) from general advertising for employees where the advertisements are not specifically directed at Eagle's employees at the Danbury Offices, or (iii) from contacting loan customers with line of credit loans being transferred to the extent necessary to assure compliance after the Effective Date with Union's policies as to such loans. If the Conversion Date will be less than 35 days after the Effective Date, Union (with Eagle's prior approval, which shall not be unreasonably withheld) may contact deposit customers at the Danbury Offices to the extent necessary to provide them with appropriate legal notice of any check clearing or other deposit policies of Union that are different from Eagle's so as to enable Union to implement its policies following the Conversion Date.

         5.05 Further Assurance. Both parties hereby agree to execute and deliver such instruments and take such other actions as the other party may reasonably require in order to carry out the intent of this Agreement, and Eagle agrees, at its expense, to provide such bills of sale, acknowledgments and other instruments or conveyance and transfer as, in the reasonable judgment of Union, shall be necessary and appropriate to vest in Union legal and equitable title to the assets of Eagle being sold hereunder, free and clear of all liens and encumbrances. Union shall be responsible for its costs of examining title, surveys, recording of documents, etc.

         5.06 Retention of Employees. Union agrees to offer employment to all branch related employees of Eagle at the Danbury Offices, including the vice president-branch officer, with no reduction in base salary or vacation benefits and to provide such employees with medical and dental benefits on the same basis as other Union employees. Union agrees to include such employees in Union's pension, profit-sharing and other employee benefit plans, with full credit for years of service with Eagle or its predecessors for purposes of eligibility and vesting, but not for benefit accrual purposes. Union also agrees to include such employees under Union's severance policies, with full credit for years of service with Eagle or its predecessors as to eligibility and termination benefits. Union agrees to treat employees of the Danbury Offices on a generally comparable basis with Union's other employees as to future compensation, promotion, employment retention and other employee benefits. The foregoing shall not require Union to offer employment to any employee of Eagle who does not meet Union's minimum employment standards applicable to all employees, or to provide a guarantee of continued future employment by Union, or to preclude Union from discharging such an employee in a manner consistent with Union's termination policies for its other employees. The foregoing shall not require Union to grant salary increases to the employees at the Danbury Offices to the extent that their base salaries exceed comparable base salaries of comparable other employees of Union. References herein to employees at the Danbury Offices exclude employees based on the second floor of the Danbury Main Office involved in administrative functions applicable to Eagle's banking operations generally.

         5.07 Press Releases. Union and Eagle will cooperate and coordinate all press releases regarding this transaction.

         5.08 SAIF Special Assessment; Entrance/Exit Fees. In the event the March 31, 1995 date for the SAIF one time special assessment in pending or similar alternative legislation is changed to a date subsequent to the Effective Date, Eagle will reimburse Union for such special assessment applicable to the deposits being assumed by Union under this Agreement. Neither Union or Eagle shall take any action to cause any BIF or SAIF exit or entrance fees to be applicable to the assumption of the deposits by Union under this Agreement, and such deposits shall be reported by Eagle and Union as SAIF deposits for purposes of calculating future FDIC insurance premiums.

         5.09 Cooperation as to Computer Conversion. Union and Eagle shall cooperate with each other and their respective data processing system servicers so as to achieve a conversion of all computerized deposit account information relating to the Danbury Offices from Eagle's servicer to Union's servicer as soon as practicable after the Effective Date. Eagle shall cause its servicer, at Union's expense, to continue to service the deposit accounts at the Danbury Offices after the Effective Date and until such conversion occurs. Union shall promptly reimburse Eagle for all charges made by Eagle's servicer related to servicing the deposit accounts at the Danbury Offices after the Effective Date and until such conversion occurs. All direct conversion costs relating to such conversion shall be paid by Union as to its servicer and by Eagle as to its servicer. Eagle will cause its servicer promptly to provide Union with a copy of such servicer's fee schedule that will apply to such deposit accounts during such period.


                                   ARTICLE VI
                        CONDITIONS TO UNION'S OBLIGATIONS

         Each and every obligation of Union under this Agreement to be performed on or before the Effective Date shall be subject to the satisfaction, on or before the Effective Date, of the following conditions:

         6. 01  Representations and Warranties True: Obligations Performed

         (a) The representations and warranties made by Eagle in this Agreement or in document delivered pursuant hereto shall be true at and as of the Effective Date as though such representations and warranties were made at and as of such time, except for any changes permitted by the terms hereof or consented to by Union.

         (b) Eagle shall have performed and complied with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Date.

         (c) Eagle shall have delivered to Union a certificate of Eagle's Chief Executive Officer or Chief Financial Officer, dated the Effective Date, certifying to the fulfillment of the foregoing conditions.

         (d) Union shall have received an opinion of counsel for Eagle, dated the Effective Date, subject to reasonable and customary qualifications and assumptions, substantially to the effect that (i) Eagle was incorporated and is validly existing, (ii) Eagle has duly authorized the execution and delivery of this Agreement, (iii) this Agreement and the instruments delivered by Eagle pursuant hereto are valid and binding obligations of Eagle enforceable in accordance with their respective terms , except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and as may be limited by the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether such agreement is considered in a proceeding in equity or at law), (iv) any consents, approvals, permissions or authorizations required to be obtained under any federal or state banking law or regulation for the consummation by Eagle of its obligations hereunder and the transactions contemplated by Eagle herein have been obtained, and (v) such counsel is unaware of any action, suit, proceeding, or investigation, at law or in equity, or before any court or bank regulatory authority, pending or threatened, against Eagle wherein an unfavorable decision or ruling would materially and adversely affect the consummation, validity or enforceability of the transactions contemplated hereby.

         6.02 Environmental Tests, Audits and Inspections. Union shall have been satisfied, in its reasonable discretion, with the results of the environmental tests, audits and inspections regarding the Danbury Offices as Union, at its sole cost and expense, may wish to undertake. Union agrees to undertake such environmental test, audits and inspections promptly. Union agrees to provide Eagle promptly with a copy of the results of such environmental tests, audits and inspections. If Union is not so satisfied with such results, Union shall promptly advise Eagle in writing, and Eagle shall have a reasonable opportunity to take action to cure any material problems reflected in such results.


                                   ARTICLE VII
                        CONDITIONS TO EAGLE'S OBLIGATIONS

         Each and every obligation of Eagle under this Agreement to be performed on or before the Effective Date shall be subject to the satisfaction, on or before the Effective Date, of the following conditions:

         7.01  Representations and Warranties True: Obligations Performed

         (a) The representations and warranties made by Union in this Agreement or in documents delivered pursuant hereto shall be true at and as of the Effective Date as though such representations and warranties were made at and as of such time, except for any changes permitted by the terms hereof or consented to by Eagle.

         (b) Union shall have performed and complied with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Date.

         (c) Union shall have delivered to Eagle a certificate of Union's Chief Executive Officer or Treasurer, dated the Effective Date, certifying to the fulfillment of the foregoing conditions.

         (d) Eagle shall have received an opinion of counsel for Union, dated the Effective Date, subject to reasonable and customary qualifications and assumptions, substantially to the effect that (i) Union was chartered and is validly existing, (ii) Union has duly authorized the execution and delivery of this Agreement, (iii) this Agreement and the instruments delivered by Union pursuant hereto are valid and binding obligations of Union enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and as may be limited by the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether such agreement is considered in a proceeding in equity or at law), (iv) any consents, approvals, permissions or authorizations required to be obtained under any federal or state banking law or regulation for the consummation by Union of its obligations hereunder and the transactions contemplated by Union herein have been obtained, and (v) such counsel is unaware of any action, suit, proceeding, or investigation, at law or in equity, or before any court or bank regulatory authority, pending or threatened, against Union wherein an unfavorable decision or ruling would materially and adversely affect the consummation, validity or enforceability of the transactions contemplated hereby.

         7.02 Acquisition of Fleet/Shawmut Banking Offices. Eagle shall have consummated its acquisition of five branch banking offices in the Hartford market area pursuant to purchase and assumption agreements, dated as of October 1, 1995, between Eagle and Shawmut Bank Connecticut, National Association and Fleet Bank, National Association (such purchase being referred to herein as the "Fleet/Shawmut Divestiture").

                                  ARTICLE VIII
                  CONDITIONS TO EAGLE'S AND UNION'S OBLIGATIONS

         Each and every obligation of the Constituent Entities under this Agreement to be performed on or before the Effective Date shall be subject to the satisfaction, on or before the Effective Date, of the following conditions:

         8.01 Approval of Regulatory Authorities. Prior to the Effective Date, all required regulatory approvals or notice filings shall have been obtained or made by Union or Eagle for the transactions provided for in this Agreement and any regulatory waiting periods shall have expired.

         8.02 Consents to Assignment of Leases. The landlord under each real estate lease to be assigned hereunder shall have consented, on terms reasonably satisfactory to Eagle and Union, to Eagle's assignment of such lease to Union. Such landlord consents shall be in substantially the form of Exhibit H hereto, with such additional representations from the landlords related to the specific terms of the lease as may be reasonably requested by Union.

         8.03 Litigation. There shall be no litigation pending on the Effective Date seeking to prohibit consummation of the transactions provided for in this Agreement.


                                   ARTICLE IX
                                   TERMINATION

         9.01 Methods Of Termination. This Agreement may be terminated at any time, but not later than the Effective Date:

         (a) By mutual written agreement of the Board of Directors of Eagle and Board of Trustees of Union; or

         (b) By the Board of Trustees of Union if any of the conditions provided for in Article VI of this Agreement shall not have been met or waived in writing by Union; or

         (c) By the Board of Directors of Eagle if any of the conditions provided for in Article VII of this Agreement shall not have been met or waived in writing by Eagle; or

         (d) By the Board of Directors of Eagle or the Board of Trustees of Union if any of the conditions provided for in Article VIII shall not have been met; or

         (e) By the Board of Directors of Eagle or the Board of Trustees of Union if the Effective Date has not occurred on or before March 31, 1996, unless as a result of a breach of this Agreement by the party seeking to terminate.

         9.02 Procedure Upon Termination. In the event of termination pursuant to Section 9.01 hereof, written notice thereof shall be given to the other party, and this Agreement shall terminate immediately upon receipt of such notice, unless an extension is consented to by the party or parties having the right to terminate. If this Agreement is terminated as provided herein:

         (a) Each party will redeliver all documents, work papers and other materials of the party relating to this transaction, whether so obtained before or after the execution hereof, to the party furnishing the same; and

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         (b) All information received by either party hereto with respect to the business of the other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for business advantage by such party or disclosed by such party to third persons to the detriment of the party furnishing such information or if otherwise prohibited by state or federal law.

         (c) Nothing contained in this Article IX shall be deemed to excuse either party for a breach of any of its obligations or agreements undertaken or made in this Agreement.

                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS

         10.01 Amendment and Modification. The parties hereto, by mutual consent of their respective duly authorized officers, may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

         10.02 Assignment. This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, until after the Effective Date, by either of the parties hereto without the prior written consent of the other.

         10.03 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.04 Headings. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof.

         10.05 Survival Of Representations and Warranties The respective representations and warranties of the parties hereto contained in this Agreement or in documents delivered pursuant hereto shall survive for a period of one year after the Effective Date, except as to the special warranty deed as to which the period shall be three years and except as to Section 2.10 as to which the period shall be two years.

         10.06 Specific Performance. The parties hereto acknowledge that monetary damages could not adequately compensate either party hereto in the event of a breach of this Agreement by the other, that the former party would suffer irreparable harm in the event of such breach and that the former party shall have, in addition to any other rights or remedies it may have at law or in equity, specific performance and injunctive relief as a remedy for the enforcement hereof.

         10.07 Payment of Expenses. Each party herein shall pay for its own expenses and costs in connection with the carrying out of this Agreement except as stated otherwise herein. All filing fees relating to the approvals of the appropriate regulatory authorities shall be paid by the party responsible for making the filing. All costs for notices to depositors of the assumption of deposit liabilities provided for in this Agreement shall be paid by Union. All conveyance taxes as to the owned Danbury Offices shall be paid by Eagle, with the recording charges to be paid by Union.

         10.08 Governing Law. This Agreement shall be governed by the laws of the State of Connecticut except to the extent federal law controls.

         10.9 Cooperation. Each party shall use its best reasonable efforts to cooperate with the other so as to cause the transactions provided for in this Agreement to be consummated in accordance with the terms hereof, including the obtaining of all regulatory, lease assignment and other approvals relating to such consummation.

         10.10 Lease Extension. As to any lease of a Danbury Office expiring prior to March 31, 1996, Eagle and Union agree to cooperate with each other in obtaining an extension of such lease on current or other reasonable terms.

         10.11 Use of Second Floor of Danbury Main Office. Union consents to Eagle's continued use without charge of the second floor of the Danbury Main Office until Eagle relocates its existing administrative operations from such space, with such continued use not to extend beyond June 30, 1996 without Union's prior written consent. Eagle agrees to pay for its allocable portion of the telephone expense related to such second floor.

         10.12 Addresses for Notice, etc. All notices, requests, demands and other communications provided for hereunder and under the related documents shall be in writing (including telegraphic communications) and mailed (by registered or certified mail) or delivered to the applicable party at the addresses indicated below:

         If to Eagle:               Robert J. Britton
                                    President and Chief Executive Officer
                                    Eagle Federal Savings Bank
                                    222 Main Street
                                    Bristol, Connecticut 06010
                                    Facsimile number:  (860) 314-6404

         With a copy to:            Charles E. Allen, Esq.
                                    Hogan & Hartson L.L.P.
                                    555 Thirteenth Street, N.W.
                                    Washington, D.C. 20004
                                    Facsimile number:  (202) 637-5910

         If to Union:               Charles F. Frosch
                                    President and Chief Executive Officer
                                    Union Savings Bank of Danbury
                                    226 Main Street
                                    Danbury, CT  06810
                                    Facsimile number:  (203) 792-1169

         With a copy to:            David J. Wiese, Esq.
                                    Tyler, Cooper & Alcorn
                                    City Place I, 35th Floor
                                    Hartford , CT  06103
                                    Facsimile number:  (203) 278-3802

or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section.

         IN WITNESS WHEREOF, the Constituent Entities hereto have caused this Agreement to be duly executed by their duly authorized officers and their corporate seals to be affixed as of the date first written above.

                                       EAGLE FEDERAL SAVINGS BANK


ATTEST:                                By: /s/Robert J. Britton
                                           -------------------------------------
/s/Mark J. Blum                            Robert J. Britton
-------------------------------            President and Chief Executive Officer
Mark J. Blum
Senior Vice President and Chief
   Financial Officer


                                      UNION SAVINGS BANK OF DANBURY


ATTEST:                               By:/s/Charles F. Frosch
                                         ---------------------------------------
/s/Marlene A. Banfelder                  Charles F. Frosch
-------------------------------          President and Chief Executive Officer
Marlene A. Banfelder
Secretary

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